EXHIBIT 10.10

Agreement Amendment #2

Effective May 20th, 2016, this is Amendment #2 to further amend the Sponsored Research Contract, fully executed on 12124/14 and amended by Amendment #1 on 4/13/16, between the E G Crop Science, Inc. (previously known as Evolutionary Genomics, Inc.),with its principal offices at 1801 Sunset Place, Unit C, Longmont CO 80501 and The Curators of the University of Missouri-Columbia with its principal offices at 115 Business Loop 70W, Mizzou North, Room 501, Office of Sponsored Programs Administration, Columbia, Missouri  65211-0001.

The purpose of this Amendment is to revise the Work Order/Budget (See Attached Schedule A) for the sponsored research project entitled "Development of transgenic soybean (Glycine max) with candidate genes for SCN resistance." This Amendment adds $93,190 for a new total award of $357,310.

This amendment also changes the name of Evolutionary Genomics, Inc. to E G Crop Science, Inc.

All other terms and conditions of the original Agreement remain in effect.

In Witness Whereof, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.

MU Project No. 00048381

Second Amendment for Fee for Service Agreement

Schedule A

Work Order

Related to Fee for Service Agreement

Between University of Missouri - Columbia and E G Crop Science, Inc.

Effective Date of _May 20h, 2016

NOTE: In the event of any conflict with the terms of a Work Order and the terms of the Agreement, the terms of the Agreement will control.

SCOPE OF WORK I BUDGET

Title of the Service Project

Development of transgenic soybean (Glycine max) with candidate genes for SCN resistance:

First Amendment

Overall goals:

To develop transgenic soybean events carrying genes of interest for soybean cyst ·nematode resistance analysis

The specific objectives of this project are to:

Make 11 new constructs carrying SCN genes driven by Gmubi917 promoter (see the following section for construct construction)

Produce and identify at least 6 inheritable events for each SCN gene from either 6 existing constructs (see original agreement) or new constructs (see Construct designs section below) with at least 100 seeds per event.

Analyze primary (T0) transgenic soybean plants using herbicide leaf-painting. The events to be analyzed will include not only new events produced from the above described constructs specified in this second amendment but also the Williams 82 events produced from existing EG constructs specified in the original agreement.

Analyze progeny plants (T1) of primary transgenic plants using leaf-painting to determine transgene inheritance and estimate the number of transgene loci. Those events whose SCN genes will have passed to the progeny will be sent to Dr. Henry Nguyen's lab for SCN screening. Only those constructs whose transgenic soybean events will display desirable SCN resistant phenotypes will be advanced to T2 generation to obtain homozygous lines for further SCN tests by Dr. Henry Nguyen’s lab.

Three lines (T1) of each T0 event that has transmitted the transgene and display desirable SCN resistance phenotypes will be analyzed by real-time PCR to confirm transgene expression as well as Southern blot. Then, 10 progeny plants (T1) of each event carrying transgene will be advanced to T2 seeds.

Analyze T2 plants from each of the 10 T1 lines to identify at least 1 homozygous line for each event using leaf-painting. This homozygous line will be advanced to T3 seeds. If an extra homozygous line could be obtained out of 10 T1 lines, it would be kept as a backup and advanced to T3 seeds.

In case the selectable marker gene, bar, is suppressed to such a level that progeny analysis by leaf painting would not be feasible, PCR would be used to determine the segregation to identify the T2 homozygous lines.

Methods:

Construct designs:

The Facility/University will provide newly built construct, pMU104, for the 11 new SCN constructs while E G Crop Science (hereafter called "Client") will provide amplicons (within cloning vector) for the 10 new SCN genes of interest along with restriction maps. These 10 SCN genes include existing 5 SCN genes (EGI to EG5) and 5 new SCN genes (E07, E08. EG9, EG10 and EG11) (Appendix 1). This new construct carries soybean Gmubi917 promoter driving SCN genes and NOS promoter driving bar gene. Use of Gmubi917 promoter will further secure success in SCN resistance phenotype and use of NOS promoter will minimize risk of too strong expression of bar gene leading to high escape rate. The Facility/University will assemble and clone the desired expression cassettes for the genes of interest into the pMU104. All genes of interest are listed in Appendix 1. If the amplicons wouldn't be suitable for the cloning work, Facility will synthesize or PCR amplify the amplicons to fit the cloning work.

Mobilization and confirmation of constructs:

All new SCN constructs as well as empty control construct will be mobilized into Agrobacterium tumefaciens and verified for their integrity by plasmid rescue and restriction enzyme digest.

Development of transgenic soybean events and transformation system:

The Facility will start transformation experiments as outlined in the time-table for milestone work until the expected number of experiments are started. Facility will use soybean genotype

"Magellan" as transformation material and will employ its most recent Agrobacterium tumefaciens-mediated soybean transformation system (Zhang et al., unpublished) to develop transgenic soybean events. This system was derived from the protocols described previously (Zhang et al., 1999, Plant Cell, Tissue, and Organ Culture 56:37-46; Ohloft et al., 2003, Planta 216:723 -735; Zeng et al., 2004, Plant Cell Reports 22:478-482) and is now capable of delivery foreign genes into various soybean genotypes. The time frame for each independent experiment from the start to the T1 seed harvest is about 10 to 12 months, dependent on the plant growing seasons and the impact of the transgene on plant growth and development. The Facility will manage to shorten the time-frame during the greenhouse growth phase wherever possible and as long as the seed production won't be reduced to less than 50 seeds per event to secure SCN assays and obtaining T3 homozygous seeds.

Experimental design and deliverables:

A series of coordinated, consecutive transformation experiments will be conducted to generate the desired transgenic events. Based on Facility's previous experience, an empty construct will be required side by side with the constructs carrying the genes of interest in transformation experiments to help evaluate the impact of the genes of interest on SCN resistance, and/or plant transformation and regeneration process, as well as transgene inheritance. Each independent experiment will start with 400 explants and multiple independent experiments will be started for the six existing constructs (including pZY101.2 empty control) as well as 8 newly built constructs (including one new pMU106 empty control). Based on previous experience with the Facility binary construct backbone, this should generate sufficient number (minimal 6) of TO primary transgenic events per SCN gene successfully transferred to the greenhouse. Of these events, at least 6 will be inheritable event for each SCN gene. We anticipate an average of at least 100 seeds per event. The time frames for the milestone work are listed below and require a good coordination between Client and the Facility. To facilitate good coordination, monthly update phone-calls will be scheduled between the Facility and the Client.

For herbicide screen leaf-painting, glufosinate solution (100mg/L or higher) will be applied to young, fully-expended leaves of young plants and results will be taken 5-7 days afterwards. ·For Southern blot analysis, young, fully-expended leaves of young plants will be sampled. CTAB genomic DNA ex1raction protocol or commercial kits will be used and genomic DNA will be cut with the restriction enzyme that will cut only once within the T-DN allowing to identify the number of transgene loci. Radiative P-32 will be used to label the probe to detect transgene insert.

For real-time PCR, primers will be designed based on the sequences provided by E G Crop Science, Inc. Reference gene suitable for transcript analysis of various soybean tissues will be 60s/ELF1b or equally effective alternative reference gene.

For progeny analysis to determine transgene inheritance, segregation ratio, and identify homozygous lines, at least 18 progeny plants from each parental line will be analyzed by herbicide screen. If no segregation in T2 plants of T1 parental lines is found, at least additional 20 T2 plants of each line will be analyzed by the leaf-painting to confirm the homozygosity.

At least one homozygous T2 line per event will be advanced to T3 seeds for down-stream SCN assays by another lab. We anticipate average of at least 100 T3 seeds (lines) of each event will be available for SCN assays.

Staff and Facility Resources

The Facility has the capacity to complete this project For this project one post-doctoral associate who is skillful in molecular biology study including project needed molecular bench work, one full-time Research Specialist who specializes in soybean transformation and one greenhouse manager who specializes in greenhouse management, plant care, and progeny segregation analysis will contribute to this project to secure the success. Located in the Sears Plant Growth Facility greenhouse, the facility has spacious growth rooms, culture incubators, and greenhouse room that are specifically assigned for soybean and other crop tissue culture and greenhouse growth.

Time-table for transformation work (excluding cloning work and progeny analysis)

Task Name	Earliest delivery in weeks	Latest delivery in weeks
Total time from transformation of soybean cot-node	80	119
to T3 seeds
Seed germination	1	1
Co-cultivation	1	1
Shoot induction	4	4
Shoot elongation	6	18
Rooting	3	6
Acclimatization	3	4
Greenhouse	17	24
Harvest Tl seeds	1	1
Tl analysis and harvest T2 seeds	12	30
T2 analysis and harvest T3 seeds	22	30
Delivery o/ T3 seeds to SCN team (Final Milestone)

Continued from the last step of the above table, it will take average 6 months from planting T1 seeds to harvesting T2 seeds. Then, 1-2 months “drying seeds” will be needed to secure T2 seed germination for progeny test. Next, it will require another average 6-7 months to obtain T3 seeds while T2 homozygous lines of T1 lines of each T0 events will be identified. In total, at least one year will be needed from planting T1 seeds to harvesting T3 seeds.

Budget (milestone payments):

The amount of this amendment request of $93,190 and a new total award of $357,310. The payment schedule for funds issued under this amendment is as follows:

$55,914	Upon full execution of this amendment.	11/1/16
Initials and date

$37,276	Upon completion of Final Milestone.

Payment will be made within 30 days of invoice

Within ninety (90) days of the end of the Contract period, Facility will provide Client with a final written report containing the following information pertaining to the conduct of this Work Order:

•

Metrics collected for each construct; total explants treated, total explants lost to contamination, total rooted lines sent to the greenhouse, total number of events per construct, average seed set per plant and frequency of soybean escapes or chimeric plants, as well as Southern blot and qRT-PCR results.

Appendix 1: Constructs carrying genes for functional analysis